Exhibit (a)(1)(A)

Offers to Purchase for Cash

Up to 66,964,507

Position Holder Trust Interests of

Life Partners Position Holder Trust

and

Up to 99,702,160

IRA Partnership Interests of

Life Partners IRA Holder Partnership, LLC

for

$0.15 Per Interest in Cash

by

CFunds Life Settlement, LLC

a wholly-owned subsidiary of

Contrarian Funds, L.L.C.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JULY 29, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The tender offers are being made by CFunds Life Settlement, LLC, a Delaware limited liability company, referred to as “Offeror.” Offeror is a wholly-owned subsidiary of Contrarian Funds, L.L.C., a Delaware limited liability company, referred to as “Parent.” Contrarian Capital Management, L.L.C., a Delaware limited liability company, is the non-member manager of Parent and an affiliate of Offeror, referred to as “CCM.” Offeror is offering to purchase up to 66,964,507 of the outstanding position holder trust interests of Life Partners Position Holder Trust, a trust organized under the laws of the State of Texas, referred to as the “Trust.” These interests are referred to as the “Trust Interests.” Offeror is also offering to purchase up to 99,702,160 of the outstanding IRA partnership interests of Life Partners IRA Holder Partnership, LLC, a Texas limited liability company, referred to as the “Partnership.” These interests are referred to as the “Partnership Interests.” The Trust Interests and the Partnership Interests are sometimes together referred to as the “Interests.” “We,” “our” or “us” refer to Offeror and/or Parent. “You” refers to holders of Trust Interests or Partnership Interests, to whom the tender offers are being made.

The Offers to Purchase and the related Assignment Forms, which may be amended or supplemented from time to time, together constitute, and are referred to as, the “Offer.” While for convenience we refer to the offer to purchase the Trust Interests and the offer to purchase the Partnership Interests together as constituting the Offer, the two offers are separate. Each offer is subject to a separate maximum number of Interests that Offeror is offering to purchase, and each will be separately prorated if it is oversubscribed, without regard to subscriptions tendered in the other offer. The two offers are, however, conditioned on one another. We will not close one without closing the other at the same time. Also, we will not extend one of the offers unless both are extended.

The Offer is being made at a price of $0.15 for each Trust Interest or Partnership Interest, net to you in cash, without interest thereon. However, we may deduct from the purchase price any applicable withholding taxes and the amount of any dividends, distributions and other remittances paid by the Trust or the Partnership, as applicable, based upon a record date occurring from the date of the Offers to Purchase, June 24, 2021, until the date and time the Trust Interests and the Partnership Interests are accepted by us for payment, subject to applicable law. For the avoidance of doubt, no deduction to the offer price of $0.15 shall be made on account of any cash distribution declared by the Trust or the Partnership prior to June 24, 2021 (the date of commencement of this Offer), including the distributions declared by the Trust and the Partnership on November 1, 2019, June 24, 2020 and March 19, 2021 (which was increased on April 13, 2021), which are described below. See Section 6—“Price Range of the Interests; Dividends” and Section 15—“Dividends and Distributions”.

The offer price of $0.15 per Interest represents a discount of approximately 31.5% from the net asset value of $0.22 per Interest on March 31, 2021, as disclosed in the Trust and Partnership’s last quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 13, 2021. The offer price takes into account, in our opinion, the many years it will take for the Trust to liquidate its assets and distribute the proceeds to its investors. According to the Trust’s public filings, the Trust was originally anticipated to terminate by December 2026, but the Bankruptcy Court can extend its life no more than four times, with each extension not exceeding five years, or potentially an additional 20 years. In 2019, the Trust requested and was granted a Motion by the Bankruptcy Court to extend the termination date to December 9, 2031. While the Partnership does not have an established termination date, the Partnership has disclosed in its public filings that it expects to be wound down by the Trustee as Manager when the liquidation of the Trust is complete.

If there are any liens on your Interests or you owe the Trust or the Partnership, or any of their respective agents, premiums, fees or catch-up payments, the Trust or the Partnership has the right to collect these payments from the distributions on the Interests that you own that may be made in the future. Unless these obligations are discharged, you will not be able to tender your Interests free and clear of any liens or encumbrances as we are requiring, and the Interests we are acquiring would be subject to deductions from distributions that we may receive in the future. Accordingly, if there are any liens on your Interests or you owe any such premiums, fees or catch-up payments, we intend to discharge those liens and obligations upon the consummation of the Offer by paying to the Trust or the Partnership, as the case may be, the amounts that you owe out of the purchase price payment that would otherwise be made to you. If this is applicable to you, by tendering your Interests, you are authorizing and directing Offeror to apply the requisite portion of the purchase price for the tendered Interests to the payment and discharge of such liens, premiums, fees or catchup payments on your behalf. Any such amounts paid to discharge such liens and obligations to the Trust or the Partnership will be deemed to have been paid to you in the Offer as part of the purchase price for your Interests.

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IMPORTANT NOTE: If you own any portion of your investment through your IRA, under IRS regulations you are required to have an independent custodian hold the investment on your behalf. Most IRA custodians charge fees to take any action with respect to your investment and may charge a fee to facilitate the tender of your Interests into the Offer. You are strongly encouraged to consult your IRA custodian before tendering your Interests into the Offer to understand the amount of fees, if any, that may be charged to you by your IRA custodian.

The Offer is only for the Interests received from the bankruptcy court specifically for polices you elected to contribute to the Trust or the Partnership. The Offer is not based on the amount you originally invested nor is it for policies you continue to pay premiums on.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING, OR UPON ANY MINIMUM NUMBER OF TRUST INTERESTS OR PARTNERSHIP INTERESTS BEING TENDERED. THE OFFER IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 12 — “CONDITIONS TO THE OFFER.”

Neither the Trust Interests nor the Partnership Interests are currently listed or traded on any exchange or any over-the counter-trading platform. Accordingly, you may not be able to obtain current quotations for your Interests.

If you have any questions regarding the Offer, please contact Offeror’s representatives, as follows: Rhoda Freeman at freeman@contrariancapital.com and John Bright at jbright@contrariancapital.com, or call (800) 266-3810.

The date of the Offers to Purchase is June 24, 2021.

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IMPORTANT

If you desire to tender all or any portion of your Trust Interests or Partnership Interests to us pursuant to the Offer, you should:

•	Complete and sign the appropriate Assignment Form in accordance with the instructions in the Assignment Form and the Form W-9 provided (or other appropriate tax form) to prevent backup withholding.
•	If you are tendering Trust Interests, please use the WHITE Assignment Form labeled Position Holder Trust Interests.
•	If you are tendering Partnership Interests, please use the YELLOW Assignment Form labeled IRA Partnership Interests.
•	Include a copy of the Statement of Account that was sent to you with the Offers to Purchase and applicable Assignment Forms.
•	If you received the Offers to Purchase and applicable Assignment Forms by email, you should return a copy of that email which includes your Statement of Account.
•	If you received the Offers to Purchase and applicable Assignment Forms by physical mail, you should return the copy of the Statement of Account that was included in the package of materials sent to you.
•	Mail or deliver the Statement of Account, Assignment Form and IRS Form W-9 (or other appropriate tax form), and any other required documents to Continental Stock Transfer & Trust Company, which is acting as the Depositary for the Offer, to the address and in the manner described in Section 2 — “Procedure for Tendering Interests.”

Your completed Assignment Form, IRS Form W-9 (or other appropriate tax form), and any other required documents, including the Statement of Account, must be received by the Depositary no later than 5:00 p.m. New York City time on July 29, 2021, which is the expiration time and date of the Offer. See Section 2 — “Procedure for Tendering Interests.”

If you are signing any Assignment Form in a representative capacity, you will also be required to furnish proof of your authority. For example, if you are signing as an officer of a corporation, you should submit an officer’s certificate to evidence your authority. If you are signing as a trustee of a trust, you should submit a certificate of incumbency. Also, you should note that only the IRA custodian, and not the beneficiary, can execute an Assignment Form on behalf of an individual retirement account. Execution by the beneficiary will not be valid. Checks for the purchase price of tendered interests held in an individual retirement account can only be mailed to the IRA custodian.

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If you hold and wish to tender both your Partnership Interests and Trust Interests, you must complete a separate Assignment Form and IRS Form W-9 (or other appropriate tax form) for each offer, and return a separate Statement of Account for each offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Interests in the Offer. We have also not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in the Offers to Purchase. If anyone makes any recommendation or gives any such information or representation, you must not rely upon such recommendation, information or representation as having been authorized by us.

Questions and requests for assistance or for additional copies of the Offers to Purchase or the related Assignment Form may be directed to the Offeror’s representatives Rhoda Freeman at freeman@contrariancapital.com and John Bright at jbright@contrariancapital.com, or call (800) 266-3810.

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SUMMARY TERM SHEET

The following summary highlights selected information regarding the Offer. We urge you to read the remainder of the Offers to Purchase and the appropriate Assignment Form carefully, because the information in the summary is not complete and the remainder of the Offers to Purchase and the Assignment Forms contain important information.

Securities Sought

Up to 66,964,507 of the outstanding position holder trust interests of Life Partners Position Holder Trust, referred to as the “Trust Interests”; and

Up to 99,702,160 of the outstanding IRA partnership interests of Life Partners IRA Holder Partnership, LLC, referred to as the “Partnership Interests”.

Price Offered Per Interest	$0.15 per Interest in cash, without interest. We may deduct from the purchase price:
	•	any withholding taxes; and
	•	the amount of any dividends, distributions and other remittances paid by the Trust or the Partnership, as applicable, based upon a date occurring from the date of the Offers to Purchase until the date and time the Trust Interests and the Partnership Interests are accepted by us for payment, subject to applicable law. For the avoidance of doubt, no deduction to the offer price of $0.15 shall be made on account of any cash distribution declared by the Trust or the Partnership prior to June 24, 2021 (the date of commencement of this Offer), including the distributions declared by the Trust and the Partnership on November 1, 2019, June 24, 2020 and March 19, 2021(which was increased on April 13, 2021), as described in greater detail in Section 6—“Price Range of the Interests; Dividends” and Section 15—“Dividends and Distributions”.
In addition, if there are any liens on your Interests or you owe any premiums, fees or catchup payments to the Trust or the Partnership, or any of their respective agents, in respect of any of your tendered Interests, we will deduct from the purchase price an amount to pay and discharge such liens or premiums, fees, and catch-up payments that you may owe in respect of any of the Interests you tender.

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If you own any portion of your investment through your IRA, under IRS regulations you are required to have an independent custodian hold the investment on your behalf. Most IRA custodians charge fees to take any action with respect to your investment and may charge a fee to facilitate the tender of your Interests into the Offer. You are strongly encouraged to consult your IRA custodian before tendering your Interests into the Offer to understand the amount of fees, if any, that may be charged to you by your IRA custodian.
Acceptance of the Offer	To accept the Offer —
	•	By mailing or hand delivery of the physical Assignment Form: (1) Holders of the Trust Interests should complete and return the WHITE Assignment Form labeled Position Holder Trust Interests and IRS Form W-9 (or other appropriate tax form) and return the Statement of Account; (2) Holders of the Partnership Interests should complete and return the YELLOW Assignment Form labeled IRA Partnership Interests and IRS Form W-9 and return the Statement of Account (or other appropriate tax form), and in each case (3) return them to the Depositary at the appropriate address set forth on the Offers to Purchase.
	•	By fax: (1) Holders of the Trust Interests should complete and return the WHITE Assignment Form labeled Position Holder Trust Interests and IRS Form W-9 (or other appropriate tax form) and return the Statement of Account, (2) Holders of the Partnership Interests should complete and return the YELLOW Assignment Form labeled IRA Partnership Interests and IRS Form W-9 (or other appropriate tax form) and return the Statement of Account, and in each case (3) send them to the Depositary, by fax (212) 616-7610

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•	By email: (1) Holders of the Trust Interests should complete and return the WHITE Assignment Form labeled Position Holder Trust Interests and IRS Form W-9 (or other appropriate tax form) and return the Statement of Account, (2) Holders of the Partnership Interests should complete and return the YELLOW Assignment Form labeled IRA Partnership Interests and IRS Form W-9 (or other appropriate tax form) and return the Statement of Account, and in each case (3) they should be emailed to the Offeror as follows: Rhoda Freeman at freeman@contrariancapital.com or John Bright at jbright@contrariancapital.com, who will then forward such documentation to the Depositary.
•	By secure website: (1) Holders of the Trust Interests should complete and return the WHITE Assignment Form labeled Position Holder Trust Interests and IRS Form W-9 (or other appropriate tax form) and return the Statement of Account, (2) Holders of the Partnership Interests should complete and return the YELLOW Assignment Form labeled IRA Partnership Interests and IRS Form W-9 (or other appropriate tax form) and return the Statement of Account, and in each case (3) upload them to a secure website at https://cstt.citrixdata.com/r-re8715e7bcef4efd8.
A Statement of Account must be returned with the applicable Assignment Form and IRS Form W-9. If you received the Offers to Purchase and applicable Assignment Forms by email, you should return a copy of that email which includes your Statement of Account. If you received the Offers to Purchase and applicable Assignment Forms by physical mail, you should return the copy of the Statement of Account that was included in the package of materials sent to you.

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If you are signing the Assignment Form in a representative capacity, you will also be required to furnish proof of your authority. For example, if you are signing as an officer of a corporation, you should submit an officer’s certificate to evidence your authority. If you are signing as a trustee of a trust, you should submit a certificate of incumbency. Also, you should note that only the IRA custodian, and not the beneficiary, can execute an Assignment Form on behalf of an individual retirement account. Execution by the beneficiary will not be valid. Checks for the purchase price of tendered interests held in an individual retirement account can only be mailed to the IRA custodian.
Scheduled Expiration of Offer	Thursday, July 29, 2021 at 5:00 PM
Purchaser	CFunds Life Settlement, LLC, referred to as “Offeror,” a wholly owned subsidiary of Contrarian Funds, L.L.C., referred to as “Parent.”

What is an Interest?

The term “Interest” refers to a position holder trust interest (referred to as the “Trust Interests”), represented by a unit of beneficial interest, in the Life Partners Position Holder Trust (referred to as the “Trust”); or to an IRA partnership interest (referred to as the “Partnership Interests”), represented by a unit of the Life Partners IRA Holder Partnership, LLC (referred to as the “Partnership”). See “Introduction”.

What is the Offer?

The Offer refers to both the offer to purchase the Trust Interests and the offer to purchase the Partnership Interests. While for convenience we refer to the offer to purchase the Trust Interests and the offer to purchase the Partnership Interests together as constituting the Offer, the two offers are separate. Each offer is subject to a separate maximum number of Interests that Offeror is offering to purchase, and each will be separately prorated if it is oversubscribed, without regard to subscriptions tendered in the other offer. The two offers are, however, conditioned on one another. We will not close one without closing the other at the same time. Also, we will not extend one of the offers unless both are extended.

The Offer is only for the Interests received from the bankruptcy court specifically for polices you elected to contribute to the Trust or the Partnership. The Offer is not based on the amount you invested nor is it for policies you continue to pay premiums on.

See “Introduction” and Section 1 — “Terms of the Offer; Proration.”

Who is offering to buy my Interests in the Offer?

CFunds Life Settlement, LLC is a Delaware limited liability company formed for the purpose of acquiring the Interests. In the materials you have received, CFunds Life Settlement, LLC is referred to as the “Offeror.” Offeror is a wholly owned subsidiary of Contrarian Funds, L.L.C., a Delaware limited liability company referred to as the “Parent” and Contrarian Capital Management, L.L.C. (referred to as “CCM”), a Delaware limited liability company, is the non-member manager of Parent. As of May 31, 2021, CCM had approximately $4.9 billion of assets under management, including assets of Parent and other investment funds managed by CCM.

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The Offeror, CCM, Parent and their affiliates currently own 66,747,184 Trust Interests and 73,986,627 Partnership Interests that were primarily acquired as a result of the Life Partners Holdings, Inc. bankruptcy, prior tender offers that were undertaken by Offeror and an unaffiliated third party, Life Settlement Liquidity Option, LLC (the “Anchorage Offeror”), that expired on January 25, 2019 (the “First Offer”) and prior tenders offers that were undertaken by the Offeror, that expired on December 14, 2020 (the “Second Offer”, collectively with the First Offer, the “Prior Offers”).

See Section 9 — “Information Concerning the Purchaser and its Affiliates.”

Why are you making the Offer?

We are making the Offer because we believe that the Interests are an attractive long term investment. There is no trading market for the Interests and, according to the disclosures made by the Trust and Partnership, none is expected to develop. The Offer will provide liquidity to those holders of Interests desiring to sell, while giving us an opportunity to invest in the Interests, which we currently intend to hold as a long term investment. See Section 11 — “Purpose of the Offer; Plans for the Trust and the Partnership.”

How many Interests are you seeking in the Offer?

We seek to purchase up to 66,964,507 in the aggregate of Trust Interests and up to 99,702,160 in the aggregate of Partnership Interests that are tendered in the Offer. This Offer is not conditioned on any minimum number of Interests being tendered. See “Introduction” and Section 1 — “Terms of the Offer; Proration.”

How much are you offering to pay and what will be the form of payment?

We are offering to pay you $0.15 for each Trust Interest and for each Partnership Interest that is tendered in the Offer. However, we may deduct from the purchase price any withholding taxes and the amount of any dividends, distributions and other remittances paid by the Trust or the Partnership, as applicable, based upon a record date occurring from the date of the Offers to Purchase until the date and time the Trust Interests and the Partnership Interests are accepted by us for payment, subject to applicable law. For the avoidance of doubt, no deduction to the offer price of $0.15 shall be made on account of any cash distribution declared by the Trust or the Partnership prior to June 24, 2021 (the date of commencement of this Offer including the distributions declared by the Trust and the Partnership on November 1, 2019, June 24, 2020 and March 19, 2021 (which was increased on April 13, 2021), which are described below. See Section 6—“Price Range of the Interests; Dividends” and Section 15—“Dividends and Distributions.”

In addition, if there are any liens on your Interests or you owe any premiums, fees or catchup payments to the Trust or Partnership, or any of their respective agents, in respect of any of your tendered Interests, we will deduct from the purchase price an amount to pay and discharge such liens or premiums, fees, and catch-up payments that you may owe in respect of any of the Interests you tender.

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If you own any portion of your investment through your IRA, under IRS regulations you are required to have an independent custodian hold the investment on your behalf. Most IRA custodians charge fees to take any action with respect to your investment and may charge a fee to facilitate the tender of your Interests into the Offer. You are strongly encouraged to consult your IRA custodian before tendering your Interests into the Offer to understand the amount of fees, if any, that may be charged to you by your IRA custodian.

See below —“Why will deductions be made to discharge liens or pay premiums, fees or catch-up payments?”

We will pay the purchase price for the Interests we purchase in cash. Payment will be made promptly following expiration of the Offer, in accordance with applicable law. We will not pay interest on the purchase price, even if there is a delay in making payment.

Why will deductions be made to discharge liens or pay premiums, fees or catch-up payments?

If there are any liens on your Interests or you owe the Trust or the Partnership, or any of their respective agents, premiums, fees or catch-up payments, the Trust or the Partnership has the right to collect these payments from the distributions on the Interests that you own that may be made in the future. Unless these obligations are discharged, you will not be able to tender your Interests free and clear of any liens or encumbrances as we are requiring, and the Interests we are acquiring would be subject to deductions from distributions that we may receive in the future. Accordingly, if there are liens on your Interests or you owe any such premiums, fees or catch-up payments, we intend to discharge those liens and obligations upon the consummation of the Offer by paying to the Trust or the Partnership, as the case may be, the amounts that you owe out of the purchase price payment that would otherwise be made to you. If this is applicable to you, by tendering your Interests, you are authorizing and directing Offeror to apply the requisite portion of the purchase price for the tendered Interests to the payment and discharge of such liens, premiums, fees or catchup payments on your behalf. Any such amounts paid to discharge your obligations to the Trust or the Partnership will be deemed to have been paid to you in the Offer as part of the purchase price for your Interests.

Will I have to pay brokerage commissions if I tender my Interests?

No. You will not have to pay brokerage commissions or similar expenses. However, if you own any portion of your investment through your IRA, under IRS regulations you are required to have an independent custodian hold the investment on your behalf. Most IRA custodians charge fees to take any action with respect to your investment and may charge a fee to facilitate the tender of your Interests into the Offer. You are strongly encouraged to consult your IRA custodian before tendering your Interests into the Offer to understand the amount of fees, if any, that may be charged to you by your IRA custodian.

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What happens if holders of Interests tender more Interests than you are willing to buy?

We are offering to purchase up to 66,964,507 in the aggregate of Trust Interests and up to 99,702,160 in the aggregate of Partnership Interests. Under applicable rules of the Securities and Exchange Commission (referred to as the “SEC”), if holders of Interests tender more than 66,964,507 Trust Interests or more than 99,702,160 Partnership Interests, we may purchase up to an additional 2% of the outstanding Trust Interests and/or 2% of the outstanding Partnership Interests, respectively, without extending the Offer. Also, we may amend the Offer to purchase more Trust Interests or Partnership Interests, and extend the Offer as required by the rules of the SEC.

If holders of Trust Interests tender more than the number of Trust Interests that we are willing to buy, we will purchase the Trust Interests on a pro rata basis. Similarly, if holders of Partnership Interests tender more than the number of Partnership Interests that we are willing to buy, we will purchase the Partnership Interests on a pro rata basis. This means that we will purchase from you the number of Interests calculated by multiplying the number of Interests you properly tendered by a proration factor.

The proration factor will be calculated separately for the Trust Interests and for the Partnership Interests. In each case, the pro ration factor will equal the number of Interests we are willing to buy divided by the total number of Interests properly tendered by all holders of Trust Interests or Partnership Interests, as applicable. For example, assuming the number of Interests we agree to buy remains unchanged at 66,964,507 Trust Interests and 99,702,160 Partnership Interests, and 133,929,014 Trust Interests and 199,404,320 Partnership Interests are tendered, we will purchase 50% of the number of Trust Interests and 50% of the number of Partnership Interests that you tender. See Section 1 — “Terms of the Offer; Proration.”

If you prorate, when will I know how many Trust Interests and Partnership Interests will actually be purchased?

If proration of tendered Interests is required, we do not expect to announce the final results of proration or pay for any Trust Interests or Partnership Interests until at least five (5) trading days after the expiration date of the Offer. This is because we may not know the precise number of Trust Interests and Partnership Interests properly tendered until all supporting documentation for those tenders are reviewed. Preliminary results of proration will be announced by press release as promptly as practicable following the expiration date of the Offer.

Do you have the financial resources to make payment?

Yes. If 66,964,507 of Trust Interests and 99,702,160 of Partnership Interests are tendered in the Offer, Parent has committed in immediately available funds an amount sufficient to pay the purchase price for the Interests and to pay the expenses of the Offer. We expect to fund these costs from capital available to Parent via commitments from investors. See Section 10 — “Source and Amount of Funds.” The Offer is not subject to any financing condition.

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How long do I have to tender my Interests?

You may tender your Interests until the Offer expires. The Offer will expire on July 29, 2021, at 5:00 p.m., New York City time, unless we extend it.

Can the Offer be extended and under what circumstances?

We may elect to extend the Offer beyond the initial expiration date of July 29, 2021 for any reason, although holders of Interests should not assume that we will necessarily do so. However, we will not extend the Offer past August 31, 2021. See Section 1 — “Terms of the Offer; Proration.”

How will I be notified if the Offer is extended?

If we extend the Offer, we will make a public announcement of the extension and the new expiration time. The announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 — “Terms of the Offer; Proration.”

What are the most important conditions to the Offer?

Our obligation to accept and pay for your tendered Interests depends upon the conditions set forth in Section 12 — “Conditions to the Offer” (any of which may be waived by us), including but not limited to:

•	if we determine, in our reasonable discretion, that the Trust or the Partnership will not accept or be able to register the assignment of the Interests accepted for payment in the Offer to the name of Offeror or its affiliate;
•	the threat or existence of litigation that seeks to challenge or delay the Offer or that adversely affects the Offer or our ability to exercise ownership rights with respect to the Interests;
•	the existence of any law limiting our ability to consummate the Offer;
•	a general suspension of trading in securities on any national securities exchange or in the over-the-counter markets in the United States;
•	the declaration of a banking moratorium or any suspension of payments in respect of our bank or other banks in the United States, whether or not mandatory; or
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•	any natural disaster or the commencement or escalation, on or after June 24, 2021, of war, armed hostilities or other international or national calamity, including, but not limited to, any outbreak of a pandemic or contagious disease or an act of terrorism, directly or indirectly involving the United States (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after June 24, 2021, such as any significant slowdown in economic growth, or any significant new precautionary or emergency measures, recommendations or orders taken or issued by any governmental authority or person in response to the COVID-19 pandemic which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer);

Also, we will only close each of the offer to purchase the Trust Interests and the offer to purchase the Partnership Interests if we close both. So, for example, if the conditions to the Offer are satisfied with respect to the Trust Interests but not with respect to the Partnership Interests, we will not close either of the offers.

How do I tender my Interests?

You may tender your Interests using a physical Statement of Account, Assignment Form and IRS Form W-9 (or other appropriate tax form) by mailing, delivering or faxing the appropriate Statement of Account, Assignment Form, and IRS Form W-9 (or other appropriate tax form) to the Depositary, or by emailing the appropriate Statement of Account, Assignment Form and IRS Form W-9 (or other appropriate tax form) to the Offeror, who will forward such documentation to the Depositary.

In either case, to tender your Interests using an Assignment Form, you complete and deliver the appropriate Assignment Form and IRS Form W-9 (or other appropriate tax form), and should deliver the appropriate Statement of Account, attached to the Offers to Purchase, prior to the expiration of the Offer. The WHITE Assignment Form labeled Position Holder Trust Interests should be used to tender the Trust Interests, and the YELLOW Assignment Form labeled IRA Partnership Interests should be used to tender the Partnership Interests. If you hold and wish to tender both your Trust Interests and your Partnership Interests, you must complete a separate Assignment Form and IRS Form W-9 (or other appropriate tax form) for each and deliver a separate Statement of Account for each. The appropriate Statement of Account, Assignment Form and IRS Form W-9 (or other appropriate tax form) must be received by the Depositary for the Offer no later than the expiration time of the Offer.

The address for delivery of the Statements of Account, Assignment Forms and the IRS Form W-9 (or other appropriate tax form) and any other required documents is:

If delivering by mail, hand, overnight or courier to the Depositary:
Continental Stock Transfer & Trust Company Attn: Corporate Actions 1 State Street, 30th Floor New York, New York 10004

You may also deliver your Statements of Account, Assignment Forms and IRS Form W-9 (or other appropriate tax form) by fax to the Depositary, as follows:

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If delivering by fax to the Depositary: Continental Stock Transfer & Trust Company Reference: Life Partners Tender Offer Fax No.: (212) 616-7610

The Statements of Account, Assignment Forms and IRS Form W-9 (or other appropriate tax form) may also be emailed to the Offeror, as follows: Rhoda Freeman at freeman@contrariancapital.com or John Bright at jbright@contrariancapital.com, who will then forward such documentation to the Depositary.

You may also deliver your Statements of Account, Assignment Forms, and IRS Form W-9 (or other appropriate tax form) to the Depositary via a secure website. Please type the following URL into your internet browser to access the upload area: https://cstt.citrixdata.com/r-re8715e7bcef4efd8. Note, when providing your information, we cannot accept “automated Word font signatures” and if using an electronic utility to gather a signature (such as Docusign) we will need the certificate of completion, as well. Additionally, in order to avoid processing delays, kindly label your documents with your name and date.

A Statement of Account must be returned with the applicable Assignment Form and IRS Form W-9. If you received the Offers to Purchase and applicable Assignment Forms by email, you should return a copy of that email which includes your Statement of Account. If you received the Offers to Purchase and applicable Assignment Forms by physical mail, you should return the copy of the Statement of Account that was included in the package of materials sent to you.

If you are signing the Assignment Form in a representative capacity, you will also be required to furnish proof of your authority. For example, if you are signing as an officer of a corporation, you should submit an officer’s certificate to evidence your authority. If you are signing as a trustee of a trust, you should submit a certificate of incumbency. Also, you should note that only the IRA custodian, and not the beneficiary, can execute an Assignment Form on behalf of an individual retirement account. See Section 2 — “Procedure for Tendering Interests.”

Are there any special provisions applicable to Interests held in an individual retirement account (IRA)?

Yes. Only the IRA custodian can execute an Assignment Form on behalf of an individual retirement account. Execution by the beneficiary will not be valid. Also, checks for the purchase price of tendered interests held in an individual retirement account can only be mailed to the IRA custodian. If you are the beneficiary of an IRA and you believe the Trust or the Partnership may not have an accurate address for your IRA custodian, you should contact Offeror’s representatives, as follows: Rhoda Freeman at freeman@contrariancapital.com or John Bright at jbright@contrariancapital.com, or call (800) 266-3810.

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If you own any portion of your investment through your IRA, under IRS regulations you are required to have an independent custodian hold the investment on your behalf. Most IRA custodians charge fees to take any action with respect to your investment and may charge a fee to facilitate the tender of your Interests into the Offer. You are strongly encouraged to consult your IRA custodian before tendering your Interests into the Offer to understand the amount of fees, if any, that may be charged to you by your IRA custodian.

Am I required to physically deliver my Interests?

No. The Trust Interests are recorded in book entry form on a register of the Trust maintained by NorthStar Life Services, LLC, which currently serves as Servicer for each of the Trust and the Partnership. The Partnership Interests are recorded in book entry form on a register of the Partnership maintained by the Servicer for this purpose. Accordingly, there are no certificates or other physical or electronic indicia of ownership of the Interests that tendering holders are required to deliver to the Depositary. However, by delivering to the Depositary the applicable Assignment Form, IRS Form W-9 (or other appropriate tax form), and any other required documents, including the Statement of Account, you will be deemed to have tendered your Interests for purposes of the Offer, and your tender may only be withdrawn as provided in Section 3 — “Withdrawal Rights.”

What are the consequences if the Trust or the Partnership makes a distribution on the Interests with a record date after the date of the Offer?

If the Trust or Partnership pays a dividend or makes a distribution or other remittance with respect to the Interests based on a record date occurring after the date of the Offers to Purchase until the date and time the Interests are accepted for payment by us, the purchase price per Interest in the Offer may be reduced by the cash paid per Interest, or if the dividend, distribution or other remittance consists of non-cash consideration, the purchase price per Interest may be reduced by the fair market value per Interest of the non-cash consideration, as determined by us in our reasonable discretion.

In addition, by tendering your Interests, you agree to assign to us all your rights to receive dividends, distributions and other remittances from the Trust or the Partnership, respectively, with respect to the tendered Interests with a record date from and after the time of acceptance of the Interests for payment pursuant to the Offer, even if the assignment of the Interests to us has not at the time been recorded on the register of ownership maintained on behalf of the Trust or the Partnership, as applicable, for this purpose.

Until what time can I withdraw previously tendered Interests?

You can withdraw Interests at any time before the expiration date of the Offer. You may also withdraw tendered Interests after the expiration date of the Offer if such Interests have not been accepted for payment by August 23, 2021. See Section 1 — “Terms of the Offer; Proration” and Section 3 — “Withdrawal Rights.”

How do I withdraw previously tendered Interests?

To withdraw Interests, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Interests at the address specified on the back page of the Offers to Purchase. The notice of withdrawal must specify the name of the person holding the Interests to be withdrawn and the type and number of Interests to be withdrawn. See Section 1 — “Terms of the Offer; Proration” and Section 3 — “Withdrawal Rights.”

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If I decide not to tender, how will the Offer affect me?

If you decide not to tender your Interests, you will be unaffected by the Offer. You will still own the same amount of Interests, and the number of your Interests outstanding will not change. See Section 7 — “Effect of the Offer on the Market for the Interests.”

Do I have appraisal or dissenter’s rights?

There are no appraisal or dissenter’s rights available in connection with the Offer.

What does the trustee of the Trust and manager of the Partnership think of the Offer?

Mr. Michael Quilling is the trustee of the Trust and the manager of the Partnership. In that capacity, Mr. Quilling is required by law to communicate the views of the Trust and the Partnership regarding the Offer to holders of Interests no later than ten (10) business days from the date the Offer is commenced. Before you decide to accept or reject the Offer, you should read the Solicitation/Recommendation Statement on Schedule 14D-9 of the Trust and the Partnership in its entirety when it becomes available.

What is the market value of my Interests as of a recent date?

Offeror understands that there is no trading market for the Interests, which are not listed on any securities exchange or quoted on any trading platform. Accordingly, we are unable to provide any information on the market value of the Interests. However, in connection with the Prior Offers that expired on January 25, 2019 and December 14, 2020, we paid $0.16 per Interest tendered and $0.14 per Interest tendered, respectively. Since then, the Trust and the Partnership have made three distributions totaling approximately $0.06 per interest. The Trustee and Manager have also redeemed (i) Interests of all holders with fewer than 4,000 of such Interests, all holders outside the United States and Canada, and one other holder with special circumstances at a cash price of $0.19 per Interest, as of the record date of September 28, 2020, (ii) Interests from all holders who own 1,000 or less of the Interests at a price of $0.18 per Interest, as of the record date of June 8, 2020, and (iii) Interests from holders at a price of $0.19 per Interest, in the quarter ended March 31, 2021. Unlike the Trust and Partnership, the Offeror has no restrictions on the amount of Interests that can be tendered by any individual holder (other than as described in Section 1 — “Terms of the Offer; Proration.”). See Section 1 — “Terms of the Offer; Proration; Section 6 — “Price Range of the Interests; Dividends.”

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The offer price of $0.15 per Interest represents a discount of approximately 31.5% from the net asset value of $0.22 per Interest on March 31, 2021, as disclosed in the Trust and Partnership’s last quarterly report on Form 10-Q filed with the SEC on May 13, 2021. The offer price takes into account, in our opinion, the many years it will take for the Trust to liquidate its assets and distribute the proceeds to its investors. According to the Trust’s public filings, the Trust was originally anticipated to terminate by December 2026, but the Bankruptcy Court can extend its life no more than four times, with each extension not exceeding five years, or potentially an additional 20 years. In 2019, the Trust requested and was granted a Motion by the Bankruptcy Court to extend the termination date to December 9, 2031. While the Partnership does not have an established termination date, the Partnership has disclosed in its public filings that it expects to be wound down by the Trustee as Manager when the liquidation of the Trust is complete.

Do you need to tender all of your Interests?

No. The Assignment Forms allow you to specify the number of Interests that you wish to tender. If you submit an Assignment Form without specifying the number of Interests you are tendering, you will be deemed to have tendered all your Interests of the particular type in the Offer.

What are the U.S. federal income tax consequences of tendering Interests in the Offer?

Your receipt of cash for Interests properly tendered in the Offer will be a taxable transaction for U.S. federal income tax purposes for taxable U.S. investors. Generally, you will recognize gain or loss in an amount equal to the difference between the cash that you receive in the Offer and your adjusted tax basis in the Interests that you surrender in the Offer. That gain or loss will be a capital gain or loss if the Interests are capital assets in your hands and if you meet certain additional requirements. Any capital gain or loss generally will be long-term capital gain or loss if you have held the Interests for more than one year at the time the Offer is completed. The tax consequences that the Offer will have on you may vary depending on your particular circumstances. For a summary of the federal income tax consequences of the Offer, see Section 5 — “U.S. Federal Income Tax Consequences.” We recommend that you consult with, and rely solely upon, your own tax advisor regarding the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to your particular situation.

Who can I talk to if I have questions about the Offer?

If you have any questions regarding the Offer, please contact Offeror’s representatives, as follows: Rhoda Freeman at freeman@contrariancapital.com or John Bright at jbright@contrariancapital.com, or call (800) 266-3810.

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INTRODUCTION

The tender offers are being made by CFunds Life Settlement, LLC, a Delaware limited liability company referred to as “Offeror.” Offeror is a wholly-owned subsidiary of Contrarian Funds, L.L.C., a Delaware limited liability company referred to as “Parent.” Contrarian Capital Management, L.L.C., a Delaware limited liability company, referred to as “CCM,” is the non-member manager of Parent and an affiliate of Offeror. Offeror is offering to purchase up to 66,964,507 in the aggregate of the outstanding position holder trust interests of Life Partners Position Holder Trust, a trust organized under the laws of the State of Texas, referred to as the “Trust.” These interests are referred to as the “Trust Interests” and are represented by units of beneficial interest in the Trust. Offeror is also offering to purchase up to 99,702,160 in the aggregate of the outstanding IRA partnership interests of Life Partners IRA Holder Partnership, LLC, a Texas limited liability company, referred to as the “Partnership.” These interests are referred to as the “Partnership Interests” and are represented by units of the Partnership. The Trust Interests and the Partnership Interests are sometimes together referred to as the “Interests.”

“We,” “our” or “us” refer to Offeror and/or Parent. “You” refers to holders of Trust Interests or Partnership Interests to whom the Offer is being made.

The Offers to Purchase and the related Assignment Forms, which may be amended or supplemented from time to time, together constitute and are referred to as the “Offer.” While for convenience we refer to the offer to purchase the Trust Interests and the offer to purchase Partnership Interests together as constituting the Offer, the two offers are separate. Each offer is subject to a separate maximum number of Interests that Offeror is offering to purchase, and each will be separately prorated if it is oversubscribed, without regard to subscriptions tendered in the other offer. The two offers are, however, conditioned on one another. We will not close one without closing the other at the same time. Also, we will not extend one of the offers unless both are extended.

The Offer is being made at a price of $0.15 for each Trust Interest or Partnership Interest, net to you in cash, without interest thereon. However, we may deduct from the purchase price any applicable withholding taxes and the amount of any distributions made by the Trust or the Partnership, as applicable, based upon a record date occurring from the date of the Offers to Purchase until the date and time the Trust Interests and the Partnership Interests are accepted by us for payment, subject to applicable law. For the avoidance of doubt, no deduction to the offer price of $0.15 shall be made on account of any cash distribution declared by the Trust or the Partnership prior to June 24, 2021 (the date of commencement of this Offer including the distributions declared by the Trust on November 1, 2019, June 24, 2020 and March 19, 2021 (which was increased on April 13, 2021), which are described below. See Section 6—“Price Range of the Interests; Dividends” and Section 15—“Dividends and Distributions”.

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In addition, if there are any liens on your Interests or you owe the Trust or the Partnership, or any of their respective agents, premiums, fees or catch-up payments, the Trust or the Partnership has the right to collect these payments from the distributions on the Interests that you own that may be made in the future. Unless these obligations are discharged, you will not be able to tender your Interests free and clear of any liens or encumbrances as we are requiring, and the Interests we are acquiring would be subject to deductions from distributions that we may receive in the future. Accordingly, if there are any liens on your Interests or you owe any such premiums, fees or catch-up payments, we intend to discharge those liens and obligations upon the consummation of the Offer by paying to the Trust or the Partnership, as the case may be, the amounts that you owe out of the purchase price payment that would otherwise be made to you. If this is applicable to you, by tendering your Interests, you are authorizing and directing Offeror to apply the requisite portion of the purchase price for the tendered Interests to the payment and discharge of such liens, premiums, fees or catchup payments on your behalf. Any such amounts paid to discharge such liens and obligations to the Trust or the Partnership will be deemed to have been paid to you in the Offer as part of the purchase price for your Interests. Tendering holders of Interests will not be obligated to pay brokerage fees, commissions or stock transfer taxes on the purchase of Interests by us under the Offer. We will pay all fees and expenses of Continental Stock Transfer & Trust Company, which is acting as the Depositary for the Offer. See Section 14 of the Offers to Purchase, “Fees and Expenses.”

If you own any portion of your investment through your IRA, under IRS regulations you are required to have an independent custodian hold the investment on your behalf. Most IRA custodians charge fees to take any action with respect to your investment and may charge a fee to facilitate the tender of your Interests into the Offer. You are strongly encouraged to consult your IRA custodian before tendering your Interests into the Offer to understand the amount of fees, if any, that may be charged to you by your IRA custodian.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING, OR UPON ANY MINIMUM NUMBER OF INTERESTS BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR INTERESTS VALIDLY TENDERED PURSUANT TO THE OFFER IS CONDITIONED UPON SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN SECTION 12 — “CONDITIONS TO THE OFFER.”

Mr. Michael Quilling is the trustee (the “Trustee”) of the Trust and the manager (the “Manager”) of the Partnership. In that capacity, Mr. Quilling is required by law to communicate the views of the Trust and the Partnership regarding the Offer to holders of Interests no later than ten (10) business days from the date the Offer is commenced. Before you decide to accept or reject the Offer, you should read the Solicitation/Recommendation Statement on Schedule 14 D-9 of the Trust and the Partnership in its entirety when it becomes available. See Section 9 — “Information Concerning the Purchaser and its Affiliates.”

According to the Form 10-Q of the Trust and the Partnership for the quarter ended March 31, 2021, there were 1,232,382,656 Trust Interests and 737,227,275 Partnership Interests outstanding as of March 31, 2021.

Section 5 — “U.S. Federal Income Tax Consequences” describes various United States federal income tax consequences of a sale of Interests under the Offer.

THIS OFFER TO PURCHASE AND THE RELATED ASSIGNMENT FORMS CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION REGARDING THE OFFER.

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THE TENDER OFFERS

Section 1.	Terms of the Offer; Proration

Upon the terms of, and subject to the conditions to, the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will purchase up to 66,964,507 Trust Interests and up to 99,702,160 Partnership Interests that are validly tendered prior to the expiration date, and not withdrawn, at a price of $0.15 per Interest, net to the seller in cash. The term “expiration date” means 5:00 p.m., New York City time, on July 29, 2021. However, we may, in our sole discretion, extend the period of time during which the Offer is open. If we do so, the term “expiration date” will mean the latest time and date on which the Offer, as so extended by us, will expire. We may elect to extend the Offer beyond the initial expiration date of July 29, 2021 for any reason, although holders of Interests should not assume that we will necessarily do so. However, we will not extend the Offer past August 31, 2021. The Offer is only for the Interests received from the bankruptcy court specifically for polices you elected to contribute to the Trust or the Partnership. The Offer is not based on the amount you originally invested nor is it for policies you continue to pay premiums on.

Under the terms of the organizational documentation governing the Trust and the Partnership, recordation of the assignment of Interests on their registers of ownership can be made only on August 31 of each calendar year. We have timed the expiration of the Offer so that following our acceptance of Interests for payment in the Offer, the assignment to Offeror of record ownership of the Interests accepted for payment may be recorded as of August 31, 2021.

Under applicable rules of the SEC, if holders of Interests tender more than 66,964,507 Trust Interests or more than 99,702,160 Partnership Interests, we may purchase up to an additional 2% of the outstanding Trust Interests or 2% of the outstanding Partnership Interests, respectively, without extending the Offer. Also, we may amend the Offer to purchase more Trust Interests or Partnership Interests, and extend the Offer as required by the rules of the SEC. If holders of Trust Interests tender more than the number of Trust Interests that we are willing to buy, we will purchase the Trust Interests on a pro rata basis. Similarly, if holders of Partnership Interests tender more than the number of Partnership Interests that we are willing to buy, we will purchase the Partnership Interests on a pro rata basis. This means that we will purchase the number of Interests calculated by multiplying the number of Interests properly tendered by a proration factor.

The proration factor will be calculated separately for the Trust Interests and for the Partnership Interests. In each case, the pro ration factor will equal the number of Interests we are willing to buy divided by the total number of Interests properly tendered by all holders of Trust Interests or Partnership Interests, as applicable. For example, assuming the number of Interests we agree to buy remains unchanged at 66,964,507 Trust Interests and 99,702,160 Partnership Interests, and 133,929,014 Trust Interests and 199,404,320 Partnership Interests are tendered, we will purchase 50% of the number of Trust Interests and 50% of the number of Partnership Interests that are tendered by a holder. All Interests not accepted for payment due to an oversubscription will continue to be owned by the tendering holders, as described in Section 4 — “Acceptance for Payment and Payment.”

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We reserve the right to increase or decrease the number of Interests we are seeking in the Offer, subject to applicable laws and regulations of the SEC as described below.

Subject to the terms of the applicable rules and regulations of the SEC, we reserve the right, regardless of whether or not any of the conditions to the Offer are satisfied, to:

•	extend the Offer beyond the then scheduled expiration date — and delay acceptance for payment of and payment for any Interests — by giving oral or written notice of that extension to the Depositary, provided that we will not extend the expiration date beyond August 31, 2021; and
•	amend the Offer in any other respect by giving oral or written notice of that amendment to the Depositary.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED INTERESTS, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH INTERESTS.

There can be no assurance that we will exercise our right to extend the Offer. For the avoidance of any doubt, we will not extend either the offer to purchase the Trust Interests or the offer to purchase the Partnership Interests unless both are extended to the same expiration date. If by 5:00 p.m., New York City time, on July 29, 2021 (or any date or time then set as the expiration date), any or all of the conditions to the Offer has or have not been satisfied or waived, we reserve the right, subject to the applicable rules and regulations of the SEC:

(i)	to terminate the Offer and not accept for payment or pay for any Interests and return all tendered Interests to tendering holders of Interests;
(ii)	to waive all the unsatisfied conditions and accept for payment and pay for all Interests validly tendered prior to the expiration date and not theretofore withdrawn;
(iii)	to extend the Offer and, subject to the right of holders of Interests to withdraw Interests, retain the Interests that have been tendered during the period for which the Offer is extended; or
(iv)	to amend the Offer.

There will not be a subsequent offering period.

Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”) requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Rules 14d-4(d) and 14d-6(c) under the Exchange Act require that any material change in the information published, sent or given to holders of Interests in connection with the Offer must be promptly disseminated to holders of Interests in a manner reasonably designed to inform holders of Interests of such change. We intend to disseminate the information by issuing a press release.

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If we extend the Offer, we are delayed in accepting for payment or paying for Interests, or we are unable to accept for payment or pay for Interests pursuant to the Offer for any reason, the Depositary may, on our behalf, retain all Interests tendered. Tendered Interests may not be withdrawn except as provided in Section 3 — “Withdrawal Rights.” Our reservation of the right to delay acceptance for payment of, or payment for, Interests is subject to applicable law, which requires that we pay the consideration offered or return the Interests deposited by or on behalf of holders of Interests promptly after the termination or withdrawal of the Offer.

If we make a material change in the Offer, or if we waive a material condition to the Offer, we will extend the Offer to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in its terms, other than a change in price or the percentage of securities sought, will depend on the facts and circumstances then existing, including the materiality of the changed terms or information.

We may, in our sole discretion, decide to increase or decrease the consideration offered in the Offer or to change the percentage of Trust Interests or Partnership Interests we are seeking in the Offer. If, at the time that notice of any such changes is first published, sent or given to holders of Interests, the Offer is scheduled to expire at any time earlier than the tenth (10th) business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten (10) business days. If, however, we increase the number of Interests we are seeking under the Offer by not more than 2% of the outstanding Trust Interests or Partnership Interests, as applicable, then pursuant to Rule 14e-1(b) under the Exchange Act, we would not be required to extend the expiration date of the Offer.

We will promptly furnish, at our expense, the Offers to Purchase, the related Statements of Account, Assignment Forms, the IRS Form W-9, and other relevant materials to those holders of Interests who request the materials from us.

As used in the Offers to Purchase, the term “business day” means any day other than Saturday, Sunday, any U.S. federal holiday or any day on which banking institutions in the City of New York, Borough of Manhattan, are closed.

Section 2.	Procedure for Tendering Interests

Valid Tender. For a holder of Interests to validly tender Interests under the Offer, the holder of Interests may tender its Interests using a physical Statement of Account, Assignment Form and IRS Form W-9 (or other appropriate tax form) by mailing, delivering or faxing the appropriate Statement of Account, Assignment Form and IRS Form W-9 (or other appropriate tax form) to the Depositary, or by emailing the appropriate Statement of Account, Assignment Form and IRS Form W-9 (or other appropriate tax form) to the Offeror, who will forward such documentation to the Depositary.

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In either case, to tender your Interests using an Assignment Form, you should complete and deliver the appropriate Assignment Form and IRS Form W-9 (or other appropriate tax form) and deliver the appropriate Statement of Account prior to the expiration of the Offer. The WHITE Assignment Form labeled Position Holder Trust Interests should be used to tender the Trust Interests, and the YELLOW Assignment Form labeled IRA Partnership Interests should be used to tender the Partnership Interests. If you hold and wish to tender both your Trust Interests and your Partnership Interests, you must complete a separate Assignment Form and IRS Form W-9 (or other appropriate tax form) for each and deliver as separate Statement of Account for each. The appropriate Statement of Account, Assignment Form and IRS Form W-9 (or other appropriate tax form) must be received by the Depositary for the Offer no later than the expiration time of the Offer.

The address for delivery of the Statements of Account, Assignment Forms and the IRS Form W-9 (or other appropriate tax form) and any other required documents is:

If delivering by mail, hand, overnight or courier to the Depositary:
Continental Stock Transfer & Trust Company Attn: Corporate Actions 1 State Street, 30th Floor New York, New York 10004

You may also deliver your Statements of Account, Assignment Forms and IRS Form W-9 (or other appropriate tax form) by fax to the Depositary, as follows:

If delivering by fax to the Depositary: Continental Stock Transfer & Trust Company Reference: Life Partners Tender Offer Fax No.: (212) 616-7610

The Statements of Account, Assignment Forms and IRS Form W-9 (or other appropriate tax form) may also be emailed to the Offeror, as follows: Rhoda Freeman at freeman@contrariancapital.com or John Bright at jbright@contrariancapital.com, who will then forward such documentation to the Depositary.

You may also deliver your Statements of Account, Assignment Forms and IRS Form W-9 (or other appropriate tax form) to the Depositary via a secure website. Please type the following URL into your internet browser to access the upload area: https://cstt.citrixdata.com/r-re8715e7bcef4efd8. Note, when providing your information, we cannot accept “automated Word font signatures” and if using an electronic utility to gather a signature (such as Docusign) we will need the certificate of completion, as well. Additionally, in order to avoid processing delays, kindly label your documents with your name and date.

A Statement of Account must be returned with the applicable Assignment Form and IRS Form W-9. If you received the Offers to Purchase and applicable Assignment Forms by email, you should return a copy of that email which includes your Statement of Account. If you received the Offers to Purchase and applicable Assignment Forms by physical mail, you should return the copy of the Statement of Account that was included in the package of materials sent to you.

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If you are signing the Assignment Form in a representative capacity, you will also be required to furnish proof of your authority. For example, if you are signing as an officer of a corporation, you should submit an officer’s certificate to evidence your authority. If you are signing as a trustee of a trust, you should submit a certificate of incumbency. Also, you should note that only the IRA custodian, and not the beneficiary, can execute an Assignment Form on behalf of an individual retirement account. Execution by the beneficiary will not be valid.

NorthStar Life Services, LLC currently serves as Servicer for each of the Trust and the Partnership. The Trust Interests are recorded in book entry form on a register of the Trust maintained by the Servicer for this purpose, and the Partnership Interests are recorded in book entry form on a register of the Partnership maintained by the Servicer for this purpose. Accordingly, there are no certificates or other physical or electronic indicia of ownership of the Interests that tendering holders are required to deliver to the Depositary. However, by delivering to the Depositary the applicable Assignment Form, IRS Form W-9 (or other appropriate tax form), and any other required documents, you will be deemed to have tendered your Interests for purposes of the Offer, and your tender may only be withdrawn as provided in Section 3 — “Withdrawal Rights.” The valid tender of Interests by you by the procedures described in this Section 2 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer, including as described in this paragraph.

THE METHOD OF DELIVERY OF THE APPLICABLE ASSIGNMENT FORM, IRS FORM W-9 (OR OTHER APPROPRIATE TAX FORM) AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THE APPLICABLE STATEMENT OF ACCOUNT, IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. WE RECOMMEND THAT YOU DELIVER BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements. Notwithstanding any other provision hereof, payment for Interests accepted for payment in the Offer will in all cases be made only after timely receipt by the Depositary of:

•	a Statement of Account, Assignment Form and IRS Form W-9 (or other appropriate tax form), or a facsimile thereof, properly completed and duly executed; and
•	any other documents required to evidence the authority of the person signing the Assignment Form, as indicated above.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE TENDERED INTERESTS WE PURCHASE IN THE OFFER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN MAKING THAT PAYMENT.

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Appointment. By executing an Assignment Form, you will irrevocably appoint us or our designees as your attorneys-in-fact, each with full power of substitution, as your agent and attorney in-fact with respect to your tendered Interests:

•	to deliver the Interests to the Trust or the Partnership, as the case may be, for transfer, and to transfer ownership of such Interests on the books and records of the Trust or the Partnership, as the case may be, together with all accompanying evidence of transfer and authenticity;
•	to change the address of record for distributions with respect to the tendered Interests to the address of Offeror; and
•	to receive all benefits, and otherwise exercise all rights of beneficial ownership of the tendered Interests, all in accordance with the terms of the Offer.

This power of attorney is an irrevocable power coupled with an interest. It will become effective when, and only to the extent that, we accept for payment Interests tendered by you. Once it becomes effective, all prior powers of attorney, proxies and consents you have given with respect to the Interests tendered by you and accepted for payment by us will be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by you or on your behalf (and, if given, will not be effective).

Tendering Interest Holder’s Representations and Warranties. By tendering any Interests, you represent and warrant that:

•	you own the Interests that you are tendering of record and beneficially and that you have not previously sold or assigned the Interests;
•	you have full power and authority to validly tender, sell, assign, and transfer the Interests that you are tendering;
•	if there are any liens on your Interests or you owe any premiums, fees or catchup payments to the Trust or the Partnership, or any of their respective agents, in respect of any of your tendered Interests, by your tender thereof, you are authorizing and directing Offeror to apply the requisite portion of the purchase price for the tendered Interests to the payment and discharge of such liens, premiums, fees or catchup payments on your behalf;
•	upon discharge of any such liens, premiums, fees or catchup payments using a portion of the purchase price for the tendered Interests, when the tendered Interests are purchased by Offeror, no person, including the Trustee and Manager, as applicable, will have the right to assert a claim of any kind against Offeror with respect to the Interests, including (but not limited to) any claim by way of a lien, charge, offset or other encumbrance or any claim of beneficial ownership, option or other right that you may have granted with respect to the Interests; except that no holder shall waive or release the Offeror from any law, rule or regulation arising under the Exchange Act and any rule of a self-regulatory organization in connection therewith;
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•	the Offeror shall not assume any obligations or liabilities, including, without limitation, any premiums, fees, or catchup payments, to the Debtors, Trust, Partnership, or any third party in respect of the Interests (other than to pay amounts deducted from the purchase price as aforesaid);
•	if you are submitting an Assignment Form in a representative capacity, for example as an officer of a corporation or a trustee of a trust, you have provided a true and accurate statement of your capacity and you are fully authorized to submit the Assignment Form in that capacity;
•	in connection with the sale and assignment of your tendered Interests, you are also selling and assigning all claims, causes of action, or other rights that you may have with respect to your tendered Interests; and
•	you will take no action to sell, assign or transfer the Interests that you tender and that have been accepted for payment to any person other than the Offeror, notwithstanding that the recordation of assignment of the Interests to the Offeror may not occur until a later date, and any such sale, assignment or transfer shall be null, void and of no effect.

By tendering any Interests, you shall also be required to acknowledge that you have received the Offers to Purchase and that you have had an opportunity to read the Offers to Purchase, and to discuss the the Offers to Purchase with your advisors if you chose to do so. However, we note that by making such acknowledgement, you shall not be deemed to limit any future rights in the event disclosures in the Offers to Purchase are subsequently challenged.

Rule 14e-4. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities in a partial tender offer for such person’s own account unless at the time of tender and at the expiration date such person has a “net long position” in the securities. In the Offer, only holders of record of Interests, as reflected on the books and records of the Servicer, may tender their Interests, and no transfers of record can be made during the period when the Offer is outstanding, as the next date for recording transfers is August 31, 2021. Accordingly, as a practical matter, compliance with Rule 14e-4 under the Exchange Act in the Offer is assured.

Determination of Validity. We will decide, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Interests, and each such decision will be final and binding. We note, however, that Interest holders are not foreclosed from challenging our determinations in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of, or payment for, Interests which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Interests of any particular holder of Interests whether or not we waive similar defects or irregularities in the case of other holders of Interests.

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No tender of Interests will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of, and conditions to, the Offer, including the Assignment Forms and the instructions for completing the forms, will be final and binding. We note, however, that Trust Interest holders are not foreclosed from challenging our determinations in a court of competent jurisdiction.

Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to “backup withholding” at a rate of 24%, unless a holder of Interests that holds Interests:

•	provides a correct taxpayer identification number (which, for an individual holder of Interests, is the Interest holder’s social security number) and any other required information; or
•	is a corporation or other exempt payee and, when required, demonstrates this fact and otherwise complies with the applicable requirements of the backup withholding rules.

A holder of Interests that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding with respect to cash payable under the Offer, a holder of Interests should provide the Depositary with its correct taxpayer identification number and certify that the holder of Interests is not subject to, or is exempt from, backup U.S. federal income tax withholding by completing the Internal Revenue Service Form W-9 included in the Assignment Form. Foreign holders of Interests should complete and sign the appropriate Internal Revenue Service Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See instruction 6 to the Assignment Form. Backup withholding is not an additional tax. Any amount withheld from a payment to you under the backup withholding rules is allowable as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

You should consult with, and rely solely upon, your tax advisor regarding qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF INTERESTS, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PARTIES, EXCEPT THAT HOLDERS ARE NOT FORECLOSED FROM CHALLENGING SUCH DECISION IN A COURT OF COMPETENT JURISDICTION.

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Section 3.	Withdrawal Rights

Except as this Section 3 otherwise provides, tenders of Interests are irrevocable. You may withdraw tenders of Interests that you have previously made under the Offer according to the procedures we describe below at any time prior to the expiration date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, you may also withdraw your tenders of Interests at any time after August 23, 2021, which is the sixtieth (60th) day after the date of the commencement of the Offer, unless such Interests have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at the address set forth on the back cover of the Offers to Purchase; and
•	specify the name of the person having tendered the Interests to be withdrawn and the type and number of Interests to be withdrawn.

Withdrawals of tenders of Interests may not be rescinded, and any Interests properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Interests may be retendered at any time prior to the expiration date by again following one of the procedures described in Section 2 — “Procedure for Tendering Interests.”

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding. We note, however, that Interest holders are not foreclosed from challenging our determinations in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Interests by any holder of Interests, whether or not we waive similar defects or irregularities in the case of any other holder of Interests. None of us, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Section 4.	Acceptance for Payment and Payment

On the terms of, and subject to the conditions to, the Offer, including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment, we will accept for payment, and will pay promptly after the expiration date for, all Interests validly tendered prior to the expiration date and not properly withdrawn up to a maximum of 66,964,507 of Trust Interests and a maximum of 99,702,160 of Partnership Interests.

We will decide, in our reasonable discretion, all questions as to the satisfaction of those terms and conditions, and each such decision will be final and binding. We note, however, that Interest holders are not foreclosed from challenging our determinations in a court of competent jurisdiction. We expressly reserve the right, in our sole discretion, to delay acceptance for payment of, or payment for, Interests until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals. We will effect any such delays in compliance with Exchange Act Rule 14e-1(c), which relates to the obligation of a bidder to pay for or return tendered securities promptly after the termination or withdrawal of its offer.

In all cases, we will pay for Interests we have accepted for payment under the Offer only after timely receipt by the Depositary of:

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•	the applicable Statement of Account, Assignment Form and IRS Form W-9 (or other appropriate tax form), properly completed and executed with any required signatures thereon; and
•	any other documents required to evidence the authority of the person signing the Assignment Form.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Interests properly tendered to us and not withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of those Interests. We will pay for Interests we have accepted for payment under the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering holders of Interests for the purpose of receiving payment from us and transmitting payment to tendering holders of Interests whose Interests we have accepted for payment.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED INTERESTS, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR THOSE INTERESTS.

If we are delayed in our acceptance for payment of, or payment for, Interests or we are unable to accept for payment or pay for Interests under the Offer for any reason, then, without prejudice to our rights under the Offer the tender of the Interests, for which the Assignment Forms and any other required documents have been delivered to the Depositary, will remain in effect, and may not be withdrawn except to the extent tendering holders of Interests are entitled to exercise, and duly exercise, the withdrawal rights described in Section 3 — “Withdrawal Rights.”

If for any reason we do not purchase Interests that have been tendered in the Offer, including on account of proration, those Interests will not be transferred to us, and the holders of those Interests will remain the owners of the Interests as if they had not been tendered in the Offer.

Section 5.	U.S. Federal Income Tax Consequences

The following summary is a description of certain United States federal income tax consequences relating to the participation by holders of Interests in the Offer. If you are considering participating in the Offer, you should consult with, and rely solely upon, your own tax advisor regarding the application of United States federal income tax laws, as well as the application of any state, local or foreign tax laws, to your particular situation.

Taxable Transaction. For taxable U.S. investors, your receipt of cash for Interests tendered in the Offer will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended, referred to as the “Code,” and also may be a taxable transaction under applicable state, local or foreign income or other tax laws.

Generally, for U.S. federal income tax purposes, you will recognize gain or loss equal to the difference between the amount of cash you receive in the Offer and your adjusted tax basis in the Interests for which you received that cash. Gain or loss will be calculated separately for each block of Interests tendered and purchased under the Offer.

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If you hold Interests as capital assets, the gain or loss you recognize will be capital gain or loss, which generally will be long-term capital gain or loss if your holding period for the Interests exceeds one (1) year. If you are a non-corporate taxpayer, long-term capital gains will be taxed at favorable rates. Under present law, the ability to use capital losses to offset ordinary income is limited. You should consult with, and rely solely upon, your tax advisor in this regard.

Individual Retirement Accounts (“IRAs”). IRAs are generally not subject to U.S. federal income tax. However, IRAs are generally subject to U.S. federal income tax on unrelated business taxable income (“UBTI”). A sub-category of UBTI is unrelated debt-financed income (“UDFI”) which could be generated if Life Partner IRA Holder Partnership, LLC, has borrowed money or if the applicable IRA has borrowed money. Some states also impose a tax on UBTI.

Separately, in addition, if you are an owner of an IRA and you withdraw some or all of the proceeds from the purchase discussed herein from your IRA, you could be subject to income tax on such withdrawal, as well as a 10% penalty on such withdrawal depending on the circumstances (a penalty is generally imposed if you are under age 59 ½ at the time of withdrawal).

The foregoing summary may not be applicable with respect to holders of Interests who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations, employee benefit plans and financial institutions. In addition, the foregoing summary may not apply to a holder of Interests in light of such holder’s individual circumstances, such as holding Interests as a dealer in securities or foreign currency or as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction. Also, the foregoing summary does not discuss state and local tax consequences or whether any federal, state or local tax withholding will be required. We base this summary on present law, which is subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of this summary. This summary does not address the effect of any applicable state, local or foreign tax laws.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. WE URGE YOU TO CONSULT WITH, AND RELY SOLELY UPON, YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF ANY CHANGES IN U.S. FEDERAL OR OTHER APPLICABLE TAX LAWS.

Backup Withholding. In general, some holders of Interests may be subject to backup withholding at a 24% rate on cash payments they receive under the Offer unless certain information is provided to the Depositary or an exemption applies. See Section 2 — “Procedure for Tendering Interests.”

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Section 6.	Price Range of the Interests; Dividends

Offeror understands that there is no trading market for the Interests, which are not listed on any securities exchange or quoted on any trading platform. Accordingly, we are unable to provide any information on the market value of the Interests. However, in connection with the Prior Offers that expired on January 25, 2019 and December 14, 2020, we paid $0.16 per Interest tendered and $0.14 per Interest tendered, respectively. Since then, the Trust and the Partnership have made three distributions totaling approximately $0.06 per interest. The Trustee and Manager have also redeemed (i) Interests of all holders with fewer than 4,000 of such Interests, all holders outside the United States and Canada, and one other holder with special circumstances at a cash price of $0.19 per Interest, as of the record date of September 28, 2020, (ii) Interests from all holders who own 1,000 or less of the Interests at a price of $0.18 per Interest, as of the record date of June 8, 2020, and (iii) Interests from holders at a price of $0.19 per Interest, in the quarter ended March 31, 2021. Unlike the Trust and Partnership, the Offeror has no restrictions on the amount of Interests that can be tendered by any individual holder (other than as described in Section 1 — “Terms of the Offer; Proration.”).

The offer price of $0.15 per Interest represents a discount of approximately 31.5% from the net asset value of $0.22 per Interest on March 31, 2021, as disclosed in the Trust and Partnership’s last quarterly report on Form 10-Q filed with the SEC on May 13, 2021. The offer price takes into account, in our opinion, the many years it will take for the Trust to liquidate its assets and distribute the proceeds to its investors. According to the Trust’s public filings, the Trust was originally anticipated to terminate by December 2026, but the Bankruptcy Court can extend its life no more than four times, with each extension not exceeding five years, or potentially an additional 20 years. In 2019, the Trust requested and was granted a Motion by the Bankruptcy Court to extend the termination date to December 9, 2031. While the Partnership does not have an established termination date, the Partnership has disclosed in its public filings that it expects to be wound down by the Trustee as Manager when the liquidation of the Trust is complete.

We are unable to provide any information as to future dividends or distributions from the Trust or the Partnership. Offeror understands that on November 1, 2019, June 24, 2020 and March 19, 2021 (which was increased on April 13, 2021), respectively, the Trust announced in its newsletter the Trust’s Governing Trust Board and Trustee’s decision to make a distribution of approximately $20.0 million, $30.0 million and $20.0 million (which the Trust increased to $25.0 million on April 13, 2021), respectively, to the holders of the Trust Interests and the Partnership Interests. The distributions were made on November 19, 2019, August 3, 2020 and April 20, 2021, respectively, based on the number of Interests held by the holder minus any liens that the holder may have had against them for unpaid premiums. Offeror understands that there have been no additional distributions with respect to the Interests to date.

Section 7.	Effect of the Offer on the Market for the Interests

As noted above, Offeror understands there is currently no trading market for the Interests, which are highly illiquid and which can only be transferred on the registers maintained by the Servicer for this purpose. Accordingly, we do not believe our purchase of the Interests in the Offer will have a material adverse effect on the liquidity or value of the Interests that remain outstanding following completion of the Offer. Also, because the Interests do not have any voting rights, we do not expect that our purchase of Interests in the Offer will have any effect upon the governance or conduct of operations of either the Trust or the Partnership.

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Section 8.	Information Concerning the Trust and the Partnership

General. The Trust is a trust organized under the laws of the State of Texas. The Partnership is a limited liability company organized under the laws of the State of Texas. The executive offices of the Trust and the Partnership are located at 2001 Bryan Street, Suite 1800, Dallas, Texas 75201, and the telephone number at that address is 214-560-5404. The management and affairs of the Trust are conducted by a trustee, and the management and affairs of the Partnership are conducted by a manager. Mr. Michael Quilling is both the Trustee and the Manager.

The Trust and the Partnership were created on December 9, 2016, as a result of bankruptcy proceedings initiated in 2015 by Life Partners Holdings, Inc., a Texas corporation, its wholly-owned subsidiary Life Partners, Inc., a Texas corporation, and its wholly-owned subsidiary LPI Financial Services, Inc., a Texas corporation. From 1991 until 2014, Life Partners, Inc. was a specialty financial services company engaged in the business of purchasing individual life insurance policies from third parties by raising money from the offer and sale to investors of “fractional interests” in such policies.

The Bankruptcy Court for the Northern District of Texas created the Trust and the Partnership as part of the debtors’ plan of reorganization to satisfy the claims of a creditor group that was comprised of approximately 22,000 holders of record of over 100,000 “fractional interests” in life insurance policies of third parties, with a face amount of approximately $2.2 billion as of December 9, 2016.

Available Information. Each of the Trust and the Partnership is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Each of the Trust and the Partnership must disclose in annual reports filed with the SEC information as of particular dates information concerning its management, the remuneration of its management and any material interest of management in transactions with the Trust or the Partnership, respectively. That information is available for inspection at the public reference facilities of the SEC at 100 F Street, NE, Washington, DC 20549. You can obtain copies of that information by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with it. You can find those reports, proxy statements and other information on the SEC’s web site, http://www.sec.gov.

Except as otherwise stated herein, the information concerning the Trust and the Partnership contained herein has been taken from, or based on, publicly available documents on file with the SEC and other publicly available information. Although we do not have any knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of that information or for any failure by the Trust or the Partnership to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

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Section 9.	Information Concerning the Purchaser and its Affiliates

General. Offeror is a Delaware limited liability company that serves as an investment vehicle. Parent is a Delaware limited liability company and the sole member of Offeror. CCM, an investment adviser registered with the SEC, is a Delaware limited liability company and is the non-member manager of Parent and an affiliate of Offeror. Mr. Jon Bauer is the Chief Executive Officer and Chief Investment Officer of CCM and has held these positions for 25 years. Mr. Bauer is a U.S. citizen.

In August of 2018, representatives of the Offeror began communicating with the Trustee and Manager to discuss the possibility of an offer for the Interests, thereby providing liquidity to holders who desired immediate cash for their Interests. Between September and November of 2018, a representative of the Offeror and the Trustee discussed terms of a Notice of Assignment and Assumption and Indemnity Agreement between them, that would be required for offers for the Interests. On November 28, 2018, the Parent commenced offers for the Interests, by distribution of offering materials to all holders of Interests. Because the Parent and its affiliates would not have held more that 5.0% of the outstanding Trust Interests or Partnership Interests even if the offers were fully subscribed, the Parent was not required to file its offering materials with the SEC.

In late November 2018, Life Settlement Liquidity Option, LLC (the “Anchorage Offeror”), an unaffiliated third party, and the Offeror began discussions regarding termination of the Offeror’s offers and the Offeror’s joining the First Offer as a bidder. On December 20, 2018, the Anchorage Offeror and the Offeror entered into a letter agreement. The letter agreement established the revised terms of the First Offer, including the allocation of Interests between the Offeror and the Anchorage Offeror upon completion of the First Offer. The Anchorage Offeror determined to include the Offeror as a bidder in the First Offer, and Parent terminated the Parent’s offers. The information relating to the First Offer was set forth in the Offer to Purchase dated November 13, 2018, as supplemented by Supplement No.1 to the Offer to Purchase filed with the SEC December 20, 2018.  In connection with the First Offer, the Trust and Partnership expressed no opinion and remained neutral toward the First Offer.  The First Offer expired on January 25, 2019. 44,039,564 Trust Interests and 59,971,429 Partnership Interests were tendered, but a significant portion of the Interests tendered contained defects. Ultimately, 41,638,738 Trust Interests and 50,751,792 Partnership Interests were transferred to the Anchorage Offeror and the Offeror.

In October 2020, representatives of the Offeror began communicating with the Trustee and Manager to discuss the possibility of a new tender offer for the Interests. The Trustee and Manager indicated that the same procedures would be required to undertake a new tender offer, including executing substantially the same Notice of Assignment and Assumption and Indemnity Agreement previously executed in connection with the First Offer. The information relating to the Second Offer was set forth in the Offers to Purchase, dated October 28, 2020, filed with the SEC October 28, 2020, as subsequently amended. In connection with the Second Offer, the Trust and Partnership expressed no opinion and remained neutral toward the Second Offer. The Second Offer expired on December 14, 2020. 41,966,605 Trust Interests and 46,958,688 Partnership Interests were tendered, but a portion of the Interests tendered contained defects. Ultimately, 41,725,735 Trust Interests and 46,421,275 Partnership Interests were transferred to the Offeror.

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The Offeror, CCM, Parent and their affiliates currently own 68,936,560 Trust Interests and 71,797,171 Partnership Interests that were primarily acquired as a result of the Life Partners Holdings, Inc. bankruptcy and the Prior Offers.

In connection with this Offer, in May of 2021, representatives of the Offeror began communicating with the Trustee and Manager to discuss the possibility of a new tender offer for the Interests.  The Trustee and Manager indicated that the same procedures would be required to undertake a new tender offer, including executing substantially the same Notice of Assignment and Assumption and Indemnity Agreement previously executed in connection with the Prior Offer, the terms of which are described below. The Trustee and Manager are required by law to communicate the views of the Trust and the Partnership regarding the Offer to holders of Interests no later than ten (10) business days from the date the Offer is commenced. Before you decide to accept or reject the Offer, you should read the Solicitation/Recommendation Statement on Schedule 14D-9 of the Trust and the Partnership in its entirety when it becomes available.

None of Offeror, Parent, CCM or Mr. Bauer has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors). None of Offeror, Parent, CCM or Mr. Bauer has been a party to any judicial or administrative proceeding during the last five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The business address of each of the Offeror, Parent, CCM and Mr. Bauer is 411 West Putnam Avenue, Suite 425, Greenwich, Connecticut 06830. The telephone number there is (203) 862-8200. We have not made and have no intention of making any provision for holders of Trust Interests (i) to access the corporate files of Offeror, Parent, CCM or any of our affiliates or (ii) to obtain counsel or appraisal services at our expense.

Notice and Indemnity Agreement. The Offeror, Trust and Partnership have entered into a Notice of Assignment and Assumption and Indemnity Agreement (the “Indemnity Agreement”) which governs the terms under which the Trust and Partnership have agreed to transfer the Interests tendered in the Offer. The Indemnity Agreement provides that the Trust and the Partnership, as applicable, will record the assignment of Interests acquired by Offeror in the Offer, and will recognize Offeror as the record owner of such Interests for all purposes. The assignment will be recorded as of August 31, 2021. The Indemnity Agreement further provides that the Trust or the Partnership, as applicable, will recognize the assignment to Offeror by a tendering holder of the right to receive dividends, distributions and other remittances paid on account of the Interests, based on a record date following the acceptance for payment of Interests in the Offer. As set forth in the Assignment Forms, each tendering holder agrees that Offeror will be entitled to receive any such dividends, distributions and other remittances paid based upon a record date occurring from and after the time the Interests are accepted for payment.

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Under the Indemnity Agreement, Offeror makes certain representations and warranties to the Trust and the Partnership, including, among others, that:

•	upon consummation of the Offer, Offeror would become a protected purchaser of the purchased Interests;
•	Offeror has the authority to enter into the Indemnity Agreement and that the agreement was duly executed and delivered by Offeror;
•	Offeror acknowledges the bankruptcy plan documents pursuant to which the Trust and Partnership were established;
•	to Offeror’s knowledge, it has received no material non-public information concerning the Trust and the Partnership;
•	Offeror will be acquiring the Interests in the Offer for investment;
•	the Offer will be conducted in compliance with applicable law;
•	the Trust and the Partnership have not given advice to Offeror with respect to the assignment of Interests to Offeror in the Offer; and
•	except for the information contained in the public filings of the Trust and the Partnership, Offeror was not relying on any statements of the Trust and the Partnership in making the Offer.

The Trust and the Partnership also make certain representations and warranties to Offeror, including that:

•	the Trust and the Partnership have the authority to enter into the Indemnity Agreement and that the agreement was duly executed and delivered by them; and
•	to the knowledge of the Trust and the Partnership, none of the information received from them by Offeror constitutes material non-public information.

In addition, the Indemnity Agreement contains certain covenants of Offeror. These include, among others, the agreement of Offeror:

•	to be bound by the transfer restrictions in the bankruptcy plan documents;
•	not to transfer the Interests for a period of one year from the date the Interests acquired in the Offer are assigned to Offeror, except to affiliates;
•	not to participate in a change of control transaction (defined as a change of more than 50% of the voting interests in Offeror, except for transfers to affiliates), for a period of one year from the date the Interests acquired in the Offer are assigned to Offeror;
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•	not to list the Interests for trading, take any action to develop a trading market for the Interests, act as a broker or dealer with respect to the Interests, accept any compensation for trading activity with respect to the Interests, collect and disseminate information in connection with trading activity relating to the Interests, or otherwise facilitate any trading activities with respect to the Interests; and
•	to acknowledge that the Trust and the Partnership make no representation with respect to the assignment of the Interests to Offeror as a consequence of the Offer, except that the tendering holders are holders of record of the Interests, that upon recordation of the assignment to Offeror, Offeror will be the holder of record of the Interests tendered in the Offer, and that the Trust and the Partnership will pay dividends, distributions and other remittances on the Interests to Offeror as set forth above.

Offeror has also agreed to indemnify the Trust and the Partnership, and their affiliates and related persons, against damages that they may incur as a result of a breach of the terms of the Indemnity Agreement or that otherwise relate to the assignment of Interests and other actions contemplated by the Indemnity Agreement.

The Indemnity Agreement has been filed as exhibit (d) to a Schedule TO under Exchange Act Rule 14d-3 that we have filed with the SEC with respect to the Offer. See Section 16 — “Miscellaneous.” You are referred to that exhibit for the full text of the Indemnity Agreement.

Other. Except as described, during the two years prior to the date of the Offers to Purchase, none of Offeror, Parent, or any affiliate of us has:

(i)	affected any transaction in any securities of the Trust or the Partnership during the past 60 days; or
(ii)	any agreement, arrangement or understanding, whether or not legally enforceable, with any person with respect to the securities of the Trust or the Partnership.
Section 10.	Source and Amount of Funds

If we purchase the proposed maximum number of Trust Interests and Partnership Interests pursuant to the Offer at $0.15 per Interest, our aggregate cost will be $25,000,000, not including fees and expenses which are estimated to be approximately $185,000 (excluding any fee paid to Saddle River Funding, LLC and RF Capital, LLC for facilitating communications with holders). The Offer is not conditioned on any financing arrangements.

We do not believe the financial statements of Parent are material because (1) the consideration offered for the Interests consists solely of cash; (2) the Offer is not subject to any financing condition; and (3) Parent has cash on hand to pay the purchase price of all Interests tendered in the Offer.

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Section 11.	Purpose of the Offer; Plans for the Trust and the Partnership

Purpose. We are making the Offer because we believe that the Interests are an attractive long term investment. There is no trading market for the Interests and, according to the disclosures made by the Trust and Partnership, none is expected to develop. The Offer will provide liquidity to those holders of Interests desiring to sell, while giving us an opportunity to invest in the Interests, which we currently intend to hold for the long term.

Plans for the Trust and the Partnership. Following consummation of the Offer, we expect the management and affairs of the Trust and the Partnership to be conducted as they are being presently conducted by Mr. Quilling, who serves as Trustee and Manager. The Trust Interests do not have any voting rights, or other rights of management, in the Trust, and the Partnership Interests do not have any voting rights, or other rights of management, in the Partnership. Accordingly, we do not anticipate that ownership of the Interests that we acquire in the Offer will necessarily provide us with significant management input. Also, the business of the Trust, and indirectly the Partnership, is to collect the funds generated by the life insurance policies in which they are invested, pay their expenses and distribute the excess to Interest holders. This is likely to remain unchanged irrespective of who owns the Interests.

Section 12.	Conditions to the Offer

Notwithstanding any other term of the Offer, we shall not be required to accept for payment, and may postpone the acceptance for payment of, Interests tendered if any of the following events occur prior to the expiration of the Offer:

(a)	we determine, in our reasonable discretion, that the Trust or the Partnership will not accept or be able to register the assignment of Interests accepted for payment in the Offer to the name of Offeror or its affiliate;
(b)	there shall have occurred,
•	any general suspension of, or trading in securities on any national securities exchange or in the over-the-counter markets in the United States;
•	a declaration of a banking moratorium or any suspension of payments in respect of banks in which we hold accounts or banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, would adversely affect, the extension of credit by banks or other financial institutions;
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•	any natural disaster or the commencement or escalation, on or after June 24, 2021, of war, armed hostilities or other international or national calamity, including, but not limited to, any outbreak of a pandemic or contagious disease or an act of terrorism, directly or indirectly involving the United States (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after June 24, 2021, such as any significant slowdown in economic growth, or any significant new precautionary or emergency measures, recommendations or orders taken or issued by any governmental authority or person in response to the COVID-19 pandemic which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer); or
•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;
(c)	any change (or condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, Interest holders’ equity, financial condition, operations, licenses, results of operations or prospects of the Trust or the Partnership that, in our reasonable judgment, would reasonably be expected to have a material adverse effect on the Trust or the Partnership or us or any of our affiliates, or we shall have become aware of any fact that, in our reasonable judgment, will have a material adverse effect on the value of the Interests;
(d)	legislation amending the Code has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would materially adversely affect us or any of our affiliates;
(e)	there shall be threatened, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:
•	challenges, restrains or prohibits the making of the Offer, the acquisition by us of the Interests, or any other matter directly or indirectly relating to the Offer, or seeks to obtain any material damages as a result of, or directly or indirectly relating to, the transactions contemplated by the Offer;
•	seeks to make the purchase of, or payment for, some or all of the Interests pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Interests;
•	seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the Interests;
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•	would be expected to result, in our reasonable judgment, in a limitation of the benefits expected to be derived by us as a result of the transactions contemplated by the Offer or the value of the Interests to us;
•	otherwise would be expected, in our reasonable judgment, to materially adversely affect the business, properties, assets, liabilities, capitalization, holders of Interests’ equity, financial condition, operations, licenses, results of operations or prospects of the Trust or the Partnership; or
•	otherwise directly or indirectly relates to the Offer or which otherwise, in our reasonable judgment, would adversely affect us, the Trust or the Partnership or any of our affiliates or the value of the Interests;
(f)	any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us, the Trust or the Partnership or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:
•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Interests thereunder;
•	would prohibit, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us thereof, including the receipt of any distributions or other benefits of ownership of the purchased Interests to which owners of Interests are entitled generally; or
•	otherwise would be expected, in our reasonable judgment, to materially adversely affect the business, properties, assets, liabilities, capitalization, holders of Interests’ equity, financial condition, operations, licenses, results of operations or prospects of us, the Trust or the Partnership or any of our subsidiaries or affiliates;
(g)	any tender or exchange offer for any Interests of the Trust or the Partnership shall have been made or publicly proposed to be made by another person, or shall have been publicly disclosed or we shall have learned that any person, entity or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for any Interests or other business combination with or involving the Trust or the Partnership; or
(h)	any approval, permit, authorization, favorable review or consent of any governmental, administrative or regulatory entity, agency or authority with jurisdiction over the Offer, Offeror, the Trust or the Partnership shall not have been obtained on terms satisfactory to us in our reasonable discretion.

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which, in our reasonable judgment, in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

If we become aware that a material condition to the Offer has been triggered or otherwise becomes incapable of being satisfied or we determine to waive a material condition to the Offer, we will extend the Offer to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following such event will depend on the facts and circumstances then existing, including the materiality of the event. Any determination by us concerning the events described in this Section 12 will be final and binding upon all parties. We note, however, that Interest holders are not foreclosed from challenging our determinations in a court of competent jurisdiction

Without limiting our rights under this Section 12, if any of the enumerated conditions shall occur at any time prior to the expiration of the Offer, we may amend the Offer or terminate the Offer and not accept for payment any tendered Interests.

In addition to the conditions of the Offer enumerated above, the offer to purchase the Trust Interests and the offer to purchase the Partnership Interests are cross-conditioned on one another. We will only consummate one of the offers if both are consummated. So, for example, if the conditions to the Offer are satisfied with respect to the Trust Interests but not with respect to the Partnership Interests, we will not consummate either of the offers.

Our rights under this Section 12 are subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c), which relates to our obligation to pay for or return tendered Interests promptly after the termination or withdrawal of the Offer.

Section 13.	Legal Matters

Based on a review of publicly available filings the Trust and the Partnership have made with the SEC and other publicly available information concerning the Trust and the Partnership, we are not aware of any license or regulatory permit that appears to be material to the business of the Trust or the Partnership that might be adversely affected by our acquisition of Interests as contemplated by the Offer or of any approval or other action by any governmental entity or third party that would be required or desirable for the acquisition or ownership of Interests by us as contemplated by the Offer. Should any approval or other action be required or desirable, we currently contemplate that we will seek or request the Trust and the Partnership to seek that approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions. Should any such approval or other action not be obtained or be obtainable only subject to substantial conditions, we could decline to accept for payment or pay for any Interests tendered. See Section 12 — “Conditions to the Offer.”

Holders of Interests tendering in the Offer are not being asked to waive any non-waivable rights that they may have under federal or state securities laws.

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Antitrust Compliance. We believe that the consummation of the Offer will not violate any antitrust laws; however, there can be no assurance that a challenge to the offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action results in an injunction or order, we may not be obligated to consummate the Offer. See Section 12 — “Conditions of the Offer.”

State Takeover Laws. We are not aware of any fair price, moratorium, control share acquisition or other form of anti-takeover statute, rule or regulation of any state or jurisdiction that applies or purports to apply to the Offer. We have not attempted to comply with any state takeover statute or regulation in connection with the offer. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in the Offers to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found to be applicable to the Offer, we might be unable to accept for payment or pay for Interests tendered pursuant to the Offer, or we might be delayed in continuing or consummating the offer. In such case, we may not be obligated to accept for payment or pay for any Interests.

Section 14.	Fees and Expenses

We have retained Continental Stock Transfer & Trust Company to serve as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against various liabilities and expenses in connection therewith, including various liabilities and expenses under the federal securities laws.

The amount of fee payable to Saddle River Funding, LLC and RF Capital, LLC will be calculated based upon the aggregate consideration paid for Interests tendered in the Offer, with the fee ranging from 1% to 3% depending on the amount tendered. We will not pay any fees or commissions to any person, other than Continental Stock Transfer & Trust Company, Saddle River Funding, LLC, and RF Capital, LLC in connection with the solicitation of tenders of Interests under the Offer.

Section 15.	Dividends and Distributions

The Trust and the Partnership declared a distribution of approximately $20.0 million, $30.0 million, and $25 million, to the holders of Trust Interests and Partnership Interests on November 19, 2019, August 3, 2020 and March 19, 2021 (which was increased on April 13, 2021), respectively, based on the number of Interests held by the holder minus any liens that the holder may have had against them for unpaid premiums. No other distributions have been declared or paid by the Trust or the Partnership.

If after June 24, 2021 (the date of commencement of the Offer), the Trust or the Partnership should declare or pay a dividend or distribution, or make any other remittance, on the Interests, including the issuance or distribution with respect to the Interests of any additional Interests or other securities or property, payable or distributable to holders of Interests prior to the acceptance of Interests for payment pursuant to the Offer, based on a record date occurring during that period, then the Offer price will be reduced by (i) the amount of any such cash dividend, distribution or remittance, and (ii) the fair market value of any such non-cash dividend, distribution or remittance, as determined by Offeror in its reasonable discretion.

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If the Offer price is reduced pursuant to the preceding sentence, and if, at the time that notice of any such reduction in the Offer price is first published, sent or given to holders of Interests, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten (10) business days.

By tendering their Interests, holders agree to assign to Offeror all rights to receive dividends, distributions and other remittances from the Trust or the Partnership, respectively, with respect to the tendered Interests that are paid based on a record date from and after the time of acceptance of the Interests for payment pursuant to the Offer, even if the assignment of the Interests to Offeror has not at the time been recorded on the register of ownership maintained on behalf of the Trust or the Partnership, as applicable, for this purpose.

Section 16.	Miscellaneous

We are not aware of any jurisdiction in which the making of the Offer or the tender of Interests in connection therewith would not be in compliance with the laws of such jurisdiction. If we become aware of any state law prohibiting the making of the Offer or the acceptance of Interests pursuant thereto in such state, we will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer.

No person has been authorized to give any information or to make any representation on our behalf not contained in the Offers to Purchase or in the Assignment Forms and, if given or made, that information or representation must not be relied on as having been authorized.

We have filed with the SEC a Schedule TO under Exchange Act Rule 14d-3, together with exhibits, furnishing additional information with respect to the Offer, and may file amendments thereto. That schedule and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 — “Information Concerning the Trust and the Partnership.”

June 24, 2021	CFunds Life Settlement, LLC

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The Statements of Account, Assignment Forms, IRS Form W-9 (or other appropriate tax form) and any other required documents should be sent or delivered by each holders of Interests to the Depositary as follows:

If delivering by mail, hand, overnight or courier to the Depositary:
Continental Stock Transfer & Trust Company Attn: Corporate Actions 1 State Street, 30th Floor New York, New York 10004

If delivering by fax to the Depositary: Continental Stock Transfer & Trust Company Reference: Life Partners Tender Offer Fax No.: (212) 616-7610

The Statements of Account, Assignment Forms, and IRS Form W-9 (or other appropriate tax form) may also be emailed to the Offeror’s representatives, as follows: Rhoda Freeman at freeman@contrariancapital.com or John Bright at jbright@contrariancapital.com, who will then forward such documentation to the Depositary.

You may also deliver your Statements of Account, Assignment Forms and IRS Form W-9 (or other appropriate tax form) to the Depositary via a secure website. Please type the following URL into your internet browser to access the upload area: https://cstt.citrixdata.com/r-re8715e7bcef4efd8. Note, when providing your information, we cannot accept “automated Word font signatures” and if using an electronic utility to gather a signature (such as Docusign) we will need the certificate of completion, as well. Additionally, in order to avoid processing delays, kindly label your documents with your name and date.

DELIVERY OF THE STATEMENTS OF ACCOUNT, ASSIGNMENT FORMS, AND IRS FORM W-9 (OR OTHER APPROPRIATE TAX FORM) TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Delivery will be deemed made only when actually received by the Depositary. If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery. Holders of Interests have the responsibility to cause the Statements of Account, Assignment Forms, IRS Form W-9 (or other appropriate tax form) and any other documents required by us to be delivered in accordance with the Offer.

Questions and requests for assistance or for additional copies of the Offers to Purchase and the Assignment Forms may be directed to Offeror’s representatives, as follows: Rhoda Freeman at freeman@contrariancapital.com or John Bright at jbright@contrariancapital.com, or call (800) 266-3810.

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